Exhibit 10.32

BROADRIDGE FINANCIAL SOLUTIONS, INC.

EXECUTIVE DEFERRED COMPENSATION PROGRAM

(Amended and Restated Effective as of June 15, 2011)

I.	Name and Purpose

The name of this program is the Broadridge Financial Solutions, Inc. Executive Deferred Compensation Program (the “Plan”). The Plan supersedes and amends in its entirety the program of the same name that was adopted on April 11, 2007. Its purpose is to provide eligible executives of Broadridge Financial Solutions, Inc. (the “Company”) with an opportunity to defer a portion of their annual bonus on a before-tax basis.

II.	Participants

Unless otherwise determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), any United States based associate of the Company or one of its subsidiaries in Executive Grade F or above who is eligible to receive a bonus payment on an annual basis shall be eligible to participate in the Plan. The persons who are eligible to participate in the Plan are referred to herein as “Eligible Employees”, and any Eligible Employee who elects to participate in the Plan is hereinafter called a “Participant.” An elective deferred compensation account (a “Deferral Account”) shall be established for each Participant under the Plan for the Participant’s elective deferrals under Section IV below, and a matching deferred compensation account (a “Matching Account”) shall be established under the Plan for Participants eligible to receive matching credits under Section V below (such Deferral Accounts and Matching Accounts are collectively referred to herein as the “Accounts”).

III.	Election of Deferral

(A)

On or before June 30 of any year, each Eligible Employee shall be entitled to make an election to defer receipt of up to 100% of the annual bonus otherwise payable to such Eligible Employee for the following Fiscal Year for service during such following Fiscal Year with the Company or a subsidiary. Except as set forth in Section X below, any such election for a Fiscal Year shall become irrevocable as of June 30 of the immediately preceding Fiscal Year. “Fiscal Year” means a twelve month period beginning July 1 and ending June 30. Notwithstanding the foregoing, with respect to an annual bonus that qualifies, with respect to the Eligible Employee, as a “Performance-Based Bonus,” the Eligible Employee’s deferral election with respect to such annual bonus may be made on or before September 30 of the Fiscal Year for which the annual bonus is earned, and (except as set forth in Section X below) the deferral election will become irrevocable on such date. For this purpose, “Performance-Based Bonus” means an annual bonus which is contingent on satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months for which the outcome is substantially uncertain at the time the criteria are established, which performance criteria are established in writing by not later than 90 days after the commencement of the performance period, and which meets the other requirements set forth in Treas. Reg. Section 1.409A-1(e).

(B)

In the case of the first year in which an employee becomes an Eligible Employee, the Eligible Employee may, within 30 days following the date such Eligible Employee first becomes an Eligible Employee, make an irrevocable (except as set forth in Section X below) election to defer receipt of up to 100% of the annual bonus otherwise payable to the Eligible Employee for the remainder of the calendar year in which such Eligible Employee becomes eligible to participate in the Plan; provided that such election shall be effective only with respect to annual bonus paid for services to be performed after the date on which such election is made. For this purpose, an election will be deemed to apply to annual bonus paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the annual bonus for the Fiscal Year multiplied by the ratio of the number of days remaining in the Fiscal Year after the election is made over the total number of days in the Fiscal Year.

(C)

A Participant’s deferral election shall be delivered to the Company on or before the deadline for making the election, as set forth in this Section III. A separate deferral election must be made by each Participant for each Fiscal Year.

IV.	Deferred Compensation Credits

All compensation deferred by a Participant pursuant to Section III hereof shall be credited to the Participant’s Deferral Account. The deferred amounts shall be credited to the Participant’s Deferral Account as of the date when the amount so deferred otherwise would have been payable if it had not been deferred.

V.	Company Matching Credits

For Participants who do not participate in another Company-sponsored supplemental executive retirement plan, the Participant’s Matching Account will be credited for a Fiscal Year with an amount equal to 50% the amount deferred by the Participant for that Fiscal Year under the Plan, up to a maximum credit of $10,000 per year. Such credits will be made on the same date the Participant’s Deferral Account is credited for the Fiscal Year. Such credits will be made only with respect to deferrals that are deferred to the Participant’s Separation From Service (as defined in Treas. Reg. §1.409A-1(h)) with the Company pursuant to Section VIII below, and a Participant’s Matching Account will vest only upon the Participant’s Retirement, death or Disability (as defined in Treas. Reg. §1.409A-3(i)(4)). For purposes of this Plan, “Retirement” shall mean a termination of the Participant’s employment with the Company and its subsidiaries that occurs on or after the Participant reaches age 65 or after the Participant reaches age 55 and has completed 10 or more years of service with the Company and its subsidiaries (or predecessors).

VI.	Deemed Earnings or Losses

The amounts credited to the Participant’s Accounts shall be further credited with deemed earnings or debited for deemed losses based on the increase or decrease in value of the deemed investment fund selected by the Participant for the Participant’s Accounts. Unless other deemed investment funds are designated as available deemed investment funds from time to time by the Committee in its discretion, Participants may select either the Fixed Interest Fund or the Standard & Poor’s 500 Stock Index Fund as deemed investments. The Fixed Interest Fund will credit interest, compounded quarterly, based on the interest rate set by the Company at the beginning of each Fiscal Year. The Standard & Poor’s 500 Stock Index Fund will be valued based on the performance of the Scudder Equity 500 Index Fund (Premier Class). At the time of making a deferral election for a Fiscal Year, Participants may make deemed investment elections for amounts deferred (together with any matching credits with respect thereto) for the Fiscal Year and subsequent Fiscal Years. A Participant’s deemed investment election for amounts deferred (and any corresponding matching credits) for a Fiscal Year may be changed at any time prior to the payment date of the bonus for such Fiscal Year. A Participant’s last deemed investment election will apply to future deferrals (and any corresponding matching credits) under the Plan unless changed as provided in the prior sentence. Changes to deemed investment elections for existing deferrals (and any corresponding matching credits) are not permitted.

VII.	Vesting of Accounts

Each Participant’s Deferral Account shall be vested in full at all times. A Participant’s Matching Account shall only vest upon a Separation From Service due to Retirement or upon the death or Disability of the Participant. For the avoidance of doubt, a Participant’s Separation From Service not due to Retirement (or the Participant’s death or Disability) will result in the forfeiture of the Participant’s Matching Account.

VIII.	Method of Distribution of Deferred Compensation

(A)

At the time a Participant makes an election to defer compensation under the Plan for a Fiscal Year as provided in Section III above, the Participant shall also make an election setting forth the time and method of distribution for the amount credited to the Participant’s Accounts under the Plan for such Fiscal Year (together with any earnings credited thereon under Section VI above). A distribution election for a Fiscal Year must be made no later than the last day for making a deferral election for the Fiscal Year under the Plan, and, except as set forth in Section X below, such distribution election shall be irrevocable. For the avoidance of doubt, a different distribution election may be made by a Participant for amounts credited to the Participant’s Accounts for each separate Fiscal Year.

(B)

The date distributions may begin will either be (i) in September of a year (which must be at least five years after the year in which the deferred amount is credited to the Participant’s Deferral Account) specified by the Participant in his or her distribution election for the Fiscal Year, or (ii) upon the Participant’s Separation From Service with the Company, as elected by the Participant for the applicable Fiscal Year. A Participant may elect a portion of the deferral to be distributed during a specified September and the remainder upon Separation From Service. Only the portion of a deferral that is initially deferred until Separation From Service will be eligible for matching credits under Section V above, and matching credits (together with any earnings credited thereon under Section VI above) will be forfeited if a Participant’s Separation From Service occurs prior to Retirement (and other than due to death or Disability of the Participant).

(C)

The form of distribution for a Fiscal Year shall be either a single lump sum or annual installments over up to fifteen years, as elected by the Participant in his or her distribution election for the applicable Fiscal Year. Notwithstanding any provision of the Plan to the contrary, a Participant’s Account may be distributed in installments only to the extent it is deferred until Separation From Service and only if such Separation From Service occurs due to the Participant’s Retirement.

(D)

In the event that a Participant Separates From Service prior to qualifying for Retirement (and other than due to death or Disability of the Participant), (i) the Participant’s Deferral Account will be paid in a single lump sum to the Participant as soon as administratively possible following (but not more than 90 days following) the date that is six months after such Separation From Service, and (ii) the Participant’s Matching Account will be forfeited at the time of such Separation From Service.

(E)

Any employer matching contributions credited under Section V above in respect of a Participant’s deferrals may only be distributed following the Participant’s Separation From Service due to Retirement or upon the death or Disability of the Participant. Accordingly, such matching contributions (together with any earnings thereon) may not be distributed in an in-service distribution and such amounts will be forfeited if the Participant incurs a Separation From Service prior to Retirement (and other than due to death or Disability of the Participant).

(F)

If the Participant has elected to be paid in a single lump sum, subject to earlier payment in the event of death or Disability as set forth in Section IX below, the Participant’s entire Account will be paid (i) as soon as administratively practicable following (but not more than 90 days following) the date that is six months after the Participant’s Separation From Service with the Company, or (ii) during the specified September, as the case may be.

(G)

In the event the Participant has elected to be paid in annual installments, subject to earlier payment in the event of death or Disability as set forth in Section IX below, the first installment will be paid as soon as administratively possible following (but not more than 90 days following) the date that is six months after the Participant’s Separation From Service due to Retirement, and each subsequent installment payment will be paid in September of the applicable year, beginning with the first September following the date that is six months after the Participant’s Separation From Service with the Company due to Retirement. If annual installments are paid, the amount of a payment shall be equal to the value of the Participant’s Account at the time of such payment, divided by the total number of annual installments remaining to be paid.

(H)

All distributions under the Plan shall be in the form of cash, and the amount shall be based on the value of the Participant’s Account at the close of business on the day immediately preceding the payment date.

IX.	Distribution upon Death or Disability

If any Participant shall die or become “Disabled” (within the meaning of Treas. Reg. § 409A-3(i)(4)) while a Eligible Employee, or thereafter, before receiving all amounts credited to his or her Account, the total value of the Participant’s Account shall be distributed in cash in one lump sum to the Participant or any beneficiary or beneficiaries designated by the Participant pursuant to Section XIV or, in the absence of such designation, to such Participant’s estate. Subject to Section XX below in the case of Disability, any amount distributed pursuant to this Section IX shall be distributed within 90 days after the date of such death or Disability, as the case may be.

X.	Second Deferral Elections

Participants shall be entitled to a one-time second election to change the distribution date and/or form of distribution for amounts deferred from each Fiscal Year. The change must be to a distribution time and form allowed under the Plan and must also meet the following additional requirements: (i) such second election may not take effect until twelve (12) months after the date on which it is made in writing and delivered to the Company; (ii) each payment (within the meaning of Treas. Reg. §1.409A-2(b)(2)) with respect to which the second election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; (iii) in the case of a payment originally elected to be made in a specified September, the second election must be made in writing and delivered to the Company not less than twelve (12) months before the first day of such specified September; and (iv) the second election may not accelerate any payment (within the meaning of Treas. Reg. §1.409A-2(b)(2)) to a date earlier than its original payment date.

XI.	Participant’s Rights in Account

All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Participant shall be merely a general creditor of the Company, and the obligation of the Company hereunder shall be purely contractual and shall not be funded or secured in any way.

XII.	Administration

The Committee shall administer, interpret and make determinations under the Plan and perform such other functions as are assigned to the Committee under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration or operation of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the

Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons.

XIII.	Indemnification and Exculpation

(A)

Each person who is or shall have been a member of the Board of Directors of the Company (the “Board”) shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(B)

Each member of the Board, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

XIV.	Designation of Beneficiaries and Effect of Death

A Participant may file with the Company a written designation of beneficiary or beneficiaries under the Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe) to receive in cash, in the event of the death of such Participant, the unpaid amount in the Participant’s Account in accordance with Section IX above.

XV.	No Right to Continued Employment or Participation

Nothing in the Plan shall be deemed to confer upon any Participant the right to remain an employee of the Company or a subsidiary for any period of time or at any particular rate of compensation, and nothing in the Plan shall be deemed to confer upon any Participant the right to continue to participate in the Plan for future Fiscal Years.

XVI.	Withholding of Taxes

The Company and its subsidiaries shall have the right, prior to the distribution of any amount from a Participant’s Account, to withhold from such amount an amount sufficient to satisfy any withholding taxes that the Company and its subsidiaries may be required by law to pay with respect to such distribution.

XVII.	No Assignment of Benefits

No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to Section XIV above), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her beneficiary or beneficiaries.

XVIII.	Amendment and Termination

The Plan may at any time be amended, modified or terminated by the Board or the Committee; provided, however, that no distribution of benefits shall occur upon termination of this Plan unless applicable requirements of Section 409A (as defined below) have been met. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts accrued in his or her Account.

XIX.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

XX.	Code Section 409A

It is intended that this Plan will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Plan is subject thereto, and the Plan shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Plan, if a Participant is deemed on the date of his or her Separation From Service with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a Separation From Service that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be paid on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation From Service, or (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section XX (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum and any remaining payments due under this Plan shall be paid in accordance with the normal payment dates specified for them herein. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after Separation From Service”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

XXI.	Top Hat Plan

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees with the meaning of Sections 201(a)(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be administered, interpreted and construed to carry out such intention.